                                                                    EXHIBIT 23.2


                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         On June 18, 2002, we filed a Current Report on Form 8-K reporting that on June 13, 2002, we discontinued the engagement of Arthur Andersen LLP as our independent auditors and engaged Deloitte & Touche LLP as our independent auditors for fiscal year 2002. This Annual Report on Form 10-K, which includes the report of Arthur Andersen on our consolidated balance sheets as of September 30, 2001 and September 24, 2000, and the related consolidated statements of operations, shareholders' investment and cash flows for each of the three years in the period ended September 30, 2001, is incorporated by reference into our previously filed Registration Statements, File Nos. 33-26145, 333-33165, 333-88161 and Post-Effective Amendment No. 7 to Registration Statement No. 333-104074 (collectively, the "Registration Statements"). After reasonable efforts, we have been unable to obtain Arthur Andersen's consent to incorporate by reference into the Registration Statements its audit report with respect to the financial statements of the Company as of September 30, 2001 and the three years then ended. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended, permits us to file this Form 10-K without such consent from Arthur Andersen. The absence of such consent may limit recovery by investors on certain claims, including the inability of investors to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen's provision of auditing and other services to us) may be limited as a practical matter due to events regarding Arthur Andersen.